Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 No. 333-233563, Form S-3 No. 333-236887, Form S-3 No. 333-251994, Form S-3 No. 333-254638 and Form S-8 No. 333-262530 of Hoth Therapeutics, Inc. of our report dated March 29, 2022, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

New York, New York

March 29, 2022